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                                                                      Exhibit 12
                                                                      ----------

                            COLGATE-PALMOLIVE COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in Millions)
                                   (Unaudited)

-----------------------------------------------------------------------------------------------------------------------

                                                                           Three Months Ended
                                                                             March 31, 1998
                                                                           ------------------
Income before income taxes                                                        $299.2

ADD:
Interest on indebtedness and amortization of debt expense and
   discount or premium                                                              50.3

Portion of rents representative of interest factor                                   7.8

Interest on ESOP debt, net of dividends                                              0.8

LESS:
Income of less than fifty-percent owned subsidiaries                               (1.4)
                                                                                  ------

Income as adjusted                                                                $356.7
                                                                                  ------
                                                                                  ------
FIXED CHARGES:

Interest on indebtedness and amortization of debt expense and
   discount or premium                                                            $ 50.3

Portion of rents representative of interest factor                                   7.8

Interest on ESOP debt, net of dividends                                              0.8

Capitalized interest                                                                 1.9
                                                                                  ------
Total fixed charges                                                               $ 60.8
                                                                                  ======

Ratio of earnings to fixed charges                                                   5.9
                                                                                  ======



In June 1989, the Company's leveraged employee stock ownership plan (ESOP) issued $410.0 of long-term notes due through 2009 bearing an average interest rate of 8.6%. These notes are guaranteed by the Company. Interest incurred on the ESOP's notes during the first quarter of 1998 was $8.1. This interest is funded through preferred and common stock dividends. The fixed charges presented above include interest on ESOP indebtedness to the extent it is not funded through preferred and common stock dividends.


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